Exhibit 99.2

CORPORATE PARTICIPANTS

Mike Major: Applied Micro Circuits Corporation - VP Corporate Marketing

Paramesh Gopi: Applied Micro Circuits Corporation - President & CEO

Shiva Natarajan: Applied Micro Circuits Corporation - VP & Interim CFO

CONFERENCE CALL PARTICIPANTS

Ambrish Srivastava

BMO Capital Markets - Analyst

Patrick Wang

Evercore Partners - Analyst

Vijay Rakesh

Sterne, Agee & Leach, Inc.- Analyst

Jason Rechel

Oppenheimer & Co. - Analyst

Christopher Longiaru

Sidoti & Company - Analyst

Hans Mosesmann

Raymond James & Associates - Analyst

Chris Rolland

FBR Capital Markets - Analyst

Krishna Shankar

ROTH Capital Partners - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first quarter 2014 Applied Micro Circuits Corporation earnings conference call. My name is Aisha and I will be your coordinator for today’s call. At this time, all participants are in listen-only mode. Later, we will conduct a question-and-answer session.

(Operator Instructions)

As a reminder, this call is being recorded for replay purposes. I would now like to turn the conference over to your host for today, Mr. Mike Major, Vice President Corporate Marketing. You may proceed.

Mike Major - Applied Micro Circuits Corporation - VP Corporate Marketing

Good afternoon, everyone, and thank you for joining today’s conference call. On the call with me is Dr. Paramesh Gopi, our President and CEO, and Shiva Natarajan, our Vice President and interim CFO. Before we begin, I would like to remind you that various remarks that we make on this call, including those about our future financial results including revenues, gross margins, operating expenses, design wins, product plans, our competitive situation, market trends, statements of about future developments and adoption of X-Gene and our other products, and our anticipated growth and profitability, all constitute forward-looking statements for the purpose of the Safe Harbor Provisions under the Private Securities Litigation Reform Act. These forward-looking statements and all other statements that may be made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.

We refer you to our most recent Form 10-K and Form 10-Q filed with the SEC in particular to the section entitled risk factors and to other reports that we may file from time to time with the SEC for additional information on factors that could cause actual results to differ materially from our current expectations. These forward-looking statements speak only as of the date hereof and we disclaim any obligations to update them. I want to point out that AppliedMicro has several analysts that cover our stock and this creates a range of variability relative to the Street financial models. When we say Street estimates, we mean the consensus of all the major analyst models and not necessarily the guidance that was given by the Company. With that, I’m going to turn the call over to Paramesh. Paramesh?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Thanks, Mike. We had a solid June quarter with revenues of $54.1 million. Non-GAAP, EPS was $0.02 ahead of our original breakeven plan and driven by better than expected gross margin. Without the R&D for our pre-revenue X-Gene development, the non-GAAP pro forma EPS would have been $0.23 per share. Our backlog as of the date of this call is greater than 75% and book to bill is greater than one. We ended the quarter with $89.7 million of cash on the balance sheet with no debt. We are pleased to report that X-Gene production rollout momentum continues to exceed our expectations. Multiple Tier 1 customers are actively engaged in product development and are making excellent progress towards commercialization of X-Gene based server platforms.

I will now discuss our product line starting with our base business. Our embedded computing revenues were $26.5 million for the first quarter and we continue to see strong design win traction. We believe our current embedded computing products will continue to generate solid revenue growth for us in the next 18 to 24 months as we transition to X-Gene based embedded products. For the September quarter, we expect the embedded computing revenues to decline slightly as our new products continue to ramp.

Our connectivity revenues were $27.6 million. Our base OTN and Ethernet business grew over 30% compared to the previous quarter resulting from a significant uptick in demand for our converged 10 gig and 100 gig carrier Ethernet and OTN devices in the industry leading service provider and data center packet optical platforms such as the Cisco ASR high-density edge router, which is the industry’s best selling router platform today. Additionally, our 100 gigabit per second Ethernet and OTN physical layers are designed into numerous line cards in the high growth packet optical.

DWDM systems from leaders in the service providers space including ALU and ZTE. We expect to see good growth in the September quarter largely driven by the growth of the data center and wireline infrastructures. A promising development worth noting is that we see early indications of a pickup in wireline infrastructure spending. As you know, this segment has been largely dormant for some time. As and when this trend takes hold, we expect positive revenue and margin contributions in our base business. Although we are seeing early indications of an uptick in wireline communications spending, we are being conservative and not embedding material growth in our estimates.

Now to X-Gene. X-Gene customers are progressing rapidly with the development of X-Gene based servers as it continues to reach new milestones. To provide some context on this, let me walk you through our customers typical development cycle for servers.

•	First comes the evaluation phase. The evaluation phase is where the customer will ask AppliedMicro to sample X-Gene, typically on our X-C1 development platform.

•

Next comes the design phase where the customer creates their own system based on X-Gene. The design phase represents a significant financial and resource commitment by our customer and is not pursued lightly.

•

Next comes the system validation phase. The system validation phase is where the customer manufacturers prototypes of the design and is in pre-release systems validation. A customer will already have invested multiple millions of dollars each to get to this validation phase.

•

Next comes pilot production wherein thousands of nodes and many hundreds of clusters are built by our key customers wherein their workloads and mission-critical applications will be tested in a microcosm.

•	The final step is production with release of these devices into data center build-out.

Several of our early adopter customers have completed both the evaluation phase and the design phase and are now in the process of validating their X-Gene servers. Other customers are in the evaluation and design phases. These customers cover three spheres of demand - hyperscale data centers, OEMs and ODMs. We believe all of these efforts will result in production deployments and commercial sales over the next 12 to 18 months. We continue to see strong demand for samples from prospective customers and ecosystem partners.

We expect to have a very strong position in the ARM 64-bit server market because of its highly differentiated architecture and unprecedented integration offered by X-Gene. This is evidenced by:

•	a unique grounds-up high performance ARM 64-bit server operating at up to 2.4 GHz specifically designed for cloud servers.

•	Enterprise class features including ECC and RAS.

•

Highly integrated mixed signal I/O features including 40 gigabits per second of Ethernet, Generation 3 SATA, Generation 3 PCIe, and workload accelerators, as well as a high-performance on-chip fabric with software defined networking capability.

When you roll up all of these capabilities, you get something that is comparable to the industry-standard x86 server platform that is fully ready to power the cloud at a significantly lower total cost of ownership. We expect X-Gene to be the key enabler for the essential software components for the ARM v8 ecosystem to drive commercial deployments.

Recently Red Hat demonstrated its Fedora operating system paving the way for RHEL and enterprise customers. Linaro posted the world’s first demonstration of a kernel-based virtual machine running on X-Gene. An important step toward enabling low TCO platform as a service offering for data center customers.

Now on the customer front, we are very gratified to see that there were a number of public demonstrations of customer platforms based on X-Gene at events such as HP Discover in Europe and America and Computex in Asia. As we continue to lead the market with our first-generation X-Gene products moving into the commercial deployment phase, I am excited to share with you that the second generation X-Gene development in 28 nanometers is well underway in line with our own and our customers’ expectations. A noteworthy milestone in this regard is the completion of the 28 nanometer X-Gene test chip in our labs.

Based on the measured results we expect a significant power reduction as compared to the first generation X-Gene product. In addition, integrated support for scaling out to 100 gigabits per second will be part of the X-Weave framework that we announced this morning. We expect ship out our second generation production part in late 2013 and the sample to customers in the first half of 2014. Based on this schedule, our customers should be able to design in the second-generation X-Gene seamlessly well ahead of any competitive offerings.

With that, let me turn the call over to Shiva. Shiva?

Shiva Natarajan - Applied Micro Circuits Corporation - VP & Interim CFO

Thanks, Paramesh. First quarter revenues were $54.1 million and in line with our guidance. Sales to North America accounted for approximately 55% of total revenues, sales to Europe contributed 14%, and sales to Asia contributed 31%. Consistent with last quarter, we had two direct customers that accounted for more than 10% of our business. Global logistics support vendor, Wintec, and a distributor worldwide, Avnet. If we look at where our parts end up, which includes product that moved through distributors and logistics support vendors, we believe that Cisco and Alcatel-Lucent will each exceed 10% of our revenues for the quarter. Distributor revenues for the first quarter were approximately $31.2 million.

Channel inventory days excluding non-cancelable, non-returnable orders were at 66 days and this is in line with our expectations. Turning to the P&L, we continue to deliver on our commitment of achieving breakeven or better. Our non-GAAP net income for the quarter was $1.4 million or $0.02 per share compared to the non-GAAP net income of $0.1 million or $0.00 per share for the prior quarter. Our non-GAAP operating margin was a positive 1.7% of revenue and improved 2.5 points from the negative 0.8% achieved in the last quarter. Our non-GAAP EBITDA for the quarter was a positive $4.5 million or 8.4% of revenues compared to a positive $2.9 million or 5.1% of revenues for the prior quarter. The first quarter non-GAAP gross margin was 59.2% which is much better than our guidance of 56.5% plus or minus 0.5%. The single most important driver for this is product mix.

Our key 10 gig and 100 gig Ethernet OTN PHY products for data center and carrier infrastructure did better than expected. Looking forward to the September quarter, we expect this trend of favorable product mix to continue. We expect no licensing revenues and expect gross margins to be approximately 61.5% plus or minus half a point. First quarter non-GAAP operating expenses were $31.2 million, which is at the higher end of our guidance $30 million to $31 million. This is almost – this includes almost three weeks of operating expenses relating to TPACK that we sold in April and a couple of smaller one-off items that hit expenses. For the September quarter, we expect our non-GAAP operating expenses to be in the range of $31.5 million to $32.5 million. This marginal increase is due to the timing of some tape-outs.

Our non-GAAP interest and other income was $0.8 million. Interest and other income is expected to be approximately $0.3 million for the September quarter. Our non-GAAP taxes were approximately $0.3 million and we expect to see this continue at this level for the next several quarters. The share count for diluted EPS purposes was 70.2 million shares. Looking forward to the September quarter, we expect the share count to be approximately 73 million to 75 million shares. The increase is primarily due to the timing of the grant of shares related to Veloce post-closing earnout milestones.

Turning to the balance sheet. Our cash and investments totaled $89.7 million or approximately $1.28 per share at the end of the first quarter, an increase of approximately $4.3 million from the March quarter. Our inventory turns for the June quarter were 6.9X, slightly higher than the 6.3 that we had achieved for the last quarter.

Veloce payments: during the June quarter, we paid out a total of $25 million in cash and approximately $10 million in common stock for a total of $35 million. Cumulatively to date, we have paid a total of $68 million out of an assumed maximum merger consideration of $178.5 million. During the September quarter, we expect to pay total of approximately $40 million, which we expect to be roughly equally divided between cash and stock. Assuming no other changes to our cash balance, this would leave our cash balance at the end of the September quarter at an estimated $70 million. To summarize, through September we expect to have paid a total of approximately $108 million of the Veloce consideration.

Now turning to GAAP. Our non-GAAP financials excludes certain items required by GAAP. Our net income on a GAAP basis was $10.9 million or $0.15 per share versus a net loss of $17.6 million or $0.26 per share last quarter. A complete reconciliation between the GAAP and non-GAAP financials is set forth in our first quarter earnings release which can be found in the Investor Relations section of our website. Please note that there is no reconciliation relating to forward-looking non-GAAP measures.

That concludes my remarks. Let me turn the call back over to Paramesh. Paramesh?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Thanks, Shiva. Finally, I am very excited to mention this morning’s X-Weave announcement. We believe our next generation family of terabit connectivity products will revolutionize the industry providing unprecedented levels of high-density, low TCO integration and performance for both service provider and data center applications. X-Weave was co-created with top tier service provider and data center customers, and uniquely leverages our established position in the service provider market to address the rapidly growing public cloud, private cloud, and enterprise data center markets.

The convergence of X-Gene and X-Weave will offer a full portfolio of data center components for the new cloud infrastructure and positions us well to execute on our growth strategy. In summary, we had a solid quarter where our revenues met guidance and we exceeded non-GAAP profit expectations. Our base business remains strong and we continue to execute on our market expansion strategy with both our X-Gene and now our X-Weave products focused on huge growth opportunities for our products that will transform our business model in the future.

With that, let me turn the call over to Shiva. Shiva?

Shiva Natarajan - Applied Micro Circuits Corporation - VP & Interim CFO

Thank you, Paramesh. Just before going to Q&A, let me address our guidance for the September quarter. Total revenue is expected to be in the range of $54 million to $56 million with a mid-point of $55 million. Total gross margin is expected to be 61.5% plus or minus half a point. OpEx roughly $31.5 million to $32.5 million. Interest income $3 million ($0.3 million), and taxes of about $3 million ($0.3 million). Now let me turn it over to Mike. Mike?

Mike Major - Applied Micro Circuits Corporation - VP Corporate Marketing

This concludes our formal remarks. Aisha, please provide instructions to our listeners for the queuing process.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions)

Your first question comes from the line of Ambrish Srivastava with BMO. You may proceed.

Ambrish Srivastava - BMO Capital Markets - Analyst

Hi, thank you. Paramesh and guys, pretty good execution all around. Including on the balance sheet. I had a couple of blocking and tackling and then a little bit bigger picture competitive outside of ARM for you, Paramesh. On the guide for OpEx beyond the September quarter, how should we be thinking about it and then beyond that as you ramp up 28, how does that change the OpEx? That was one. And gross margin for the remainder of the fiscal year given that September you will see upside as well. And one a number, Paramesh, that you guys give us which helps us gauge the vitality of the core business is the new product so if you can please give that out and then I had a follow-up on the service space.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Ambrish, before I answer your question, I think Shiva has a comment.

Shiva Natarajan - Applied Micro Circuits Corporation - VP & Interim CFO

When I read out the guidance, I think I mistakenly said $3 million for interest income. We are not expecting $3 million. It is $0.3 million and likewise for taxes. It is a $0.3 million number. Let me turn it over to Paramesh.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

So Ambrish, let me repeat your questions and make sure that we address them each one at a time. The first question was OpEx and what is our view of OpEx given the next generation of X-Gene. We continue to maintain our stance that we generally develop two processor generations at once and the OpEx that we have disclosed and we have talked about includes all of the 28 nanometer OpEx. So there is no change to our OpEx going forward. The second question you asked was gross margin. A little bit of color on that as we told you on the call today, the increased gross margin is directly a result of our new products ramping.

There are three major categories of new products that are ramping. The most important category is the connectivity category where we are sole sourced on 100 gig and multi-port 40 and 10 gig on the industry’s leading router and optical – packet optical platforms. Those really drive our gross margin and will give you the positive evidence that our base business and from a new product perspective is really – is really, really driving our ability to do what we are doing here relative to moving the business up and investing in the future. And then the third part that you asked was essentially, I believe, relative to what it should look like gross margin for the rest of the year, is that correct, Ambrish?

Ambrish Srivastava - BMO Capital Markets - Analyst

Yes.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

So I think – let me answer that as a follow-on to my previous answer which is I think we see all the signs of the carrier infrastructure market in the wireline space starting to recover. We will definitely benefit from that recovery going forward. So from our perspective, the carrier recovery will directly benefit our gross margin profile going forward.

Ambrish Srivastava - BMO Capital Markets - Analyst

And then the new products metric that you gave out, Paramesh?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

I think what we’d like to do is get you right after the call as we work the numbers, Ambrish, and give you that.

Ambrish Srivastava - BMO Capital Markets - Analyst

Okay, then maybe the bigger picture question, Paramesh. There is a lot of what I would call vaporware talk out there on the ARM side so I don’t want to get into that because you guys, at least in my humble opinion, are way ahead of the ARM, I will call some of them pretenders. But Intel, you seem to have woken up the big giant, not to assume that they were ever asleep. Can you please help us understand what you see from them in terms of whether there is PR on their product releases and how does that impact or when you compare your roadmap with them, where do you see opportunities or threats for X-Gene? Thank you.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

I think first and want to say that the notion of a server-on-chip, we created the category. We moved the category forward and I want to reiterate what we said on the call. Given what we’ve achieved with our first generation product and what we’ve talked, about at least what we’ve publicly disclosed in our second generation product, we have changed the effective metrics for a cloud server by doing what we’ve done relative to integration, the notion of an SoC, which is a server-on-chip, and the notion of monolithic integration. So I think given the recent announcements that we’ve seen from

Intel, it heartens us relative to being strategically on the right path to solve the problem for data centers. And I believe that we have done the – we’ve broken new ground and it is heartening to see the x86 industry standard server component vendors starting to acknowledge the new ground that we’ve broken.

Operator

Your next question comes from the line of Patrick Wang with Evercore. You may proceed.

Patrick Wang - Evercore Partners - Analyst

My first question, Paramesh, I think you talked about coverage. Could you just go through that number for us again real quick? It seemed like it was – I think I remember 75% but I just wanted to double check that?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes, the backlog is 75% and our book-to-bill is in excess of 1, yes.

Patrick Wang - Evercore Partners - Analyst

Okay, great. So you know to follow-up on Ambrish’s question about gross margins, I hear you that the product mix sounds like it is moving in the right direction so one, is it fair to assume that 61.5 is a nice starting point going forward? And then I guess this relates to my next question, you talked about green shoots and wireline. We’ve been waiting for this for a long time now. I was hoping if you can just maybe weave that into some of the milestones or key programs that you’ve got on your mind in terms of that business improving?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes. Let me start by saying that we have had probably the best OTN/carrier Ethernet quarter to date in the last 2.5 years in our Company. That’s a huge, huge milestone for us. If you look at that and translate that to where that’s coming from, that’s coming from fundamentally because of two pieces. One is leading packet optical platforms. I mean, we are in every line card, virtually every line card on all of the leading packet optical system including things like the Cisco ASR 9K which has been mentioned on Cisco’s calls over and over again over the last 18 months. Right?

So our growth is now directly manifesting from the new products that got designed in almost a year and a half ago into all of these leading packet optical platforms. Going into the two major markets, hyperscale data center connectivity that is between data centers and basically wireline service provider connectivity. For instance, guys like Comcast, guys like Verizon, guys like AT&T, starting to really bridge private clouds and service provider infrastructure together. We are extremely excited to see that that gross margin is essentially really manifesting our market traction and our design win – design win pipeline evidence in the marketplace. Right?

I can tell you for a fact that we’ve been waiting for this for a long time. And as opposed to most of our service provider-based design wins ramping, it is great to see that both the data center infrastructure as well as the service provider infrastructure, which I think according to most analyst estimates we are looking at guys like Cisco and people who supply and they are growing between 25% and 35% year on year. We are directly going to benefit from that. So from my perspective I think the gross margin is directly tied to our traction and our pipeline in that market.

Patrick Wang - Evercore Partners - Analyst

Okay. That’s helpful. It feels like the way you are talking about it that you are seeing acceleration perhaps into the December quarter. Is that fair?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes, I think I would be conservative with that. I think I want to come back and tell you that we see a lot of the signs of it. If you think about it, if I take the derivative of how much we’ve grown, especially on the OTN and carrier Ethernet side, as I said it has been best quarter to date, right? We see signs of it, but then again what I want to tell you is that the data center component has a strong, robust, linear growth vector, but the service provider component is extremely lumpy, right? So while we see service – I would say we have five service providers. We see it starting to materialize whether it gets phased over two quarters, over three quarters is what we are not able to look at right now.

Shiva Natarajan - Applied Micro Circuits Corporation - VP & Interim CFO

It is too early now to project out into the December quarter, Patrick, but I think we will definitely benefit from the tailwind of the trends we are seeing.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Absolutely.

Patrick Wang - Evercore Partners - Analyst

Okay, great. And then also I guess I was hoping you could talk about some of the synergies you’ve got between your 28 nanometer X-Gene part and your 40 nanometer part. I feel like you talked about how you’re able to leverage the design and some of the learning(s) perhaps maybe bug fixes and things like that and 40 nanometer is out there sampling today. How does it help you guys in 28 nanometer and then can you also remind us a little bit of the timing in terms of when you get your second gen part out?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes. I wanted to make sure that we talk about this. Number one, X-Gene is the only ARM server part in the market. Therefore the entire ecosystem revolves around it. Therefore all of the learning in terms of mission-critical, first customer deployments are only privy to us because we are driving the tip of the spear. Number one. Number two, the amount of – the millions of dollars of just pure manpower, software, and open source investment that has gone into the first product are directly bringing benefits to the advent of the second product.

Let me give you an example that would be illustrative. When you go and design a server and somebody puts millions of dollars of commitment from a customer point of view onto your platform, they look for at least two generations of roadmap. Why? As with every server generation and industry standard x86 world, you usually have a value generation and you have a volume generation. The value generation is for different tiers of the infrastructure. For instance, if you need a very large scale-out memcache tier, that will be more suited to a value but to a high performance generation rather than a high volume generation. Whereas if you need web scale you would use our volume generation. So it is the same – we are not changing the server cadence of the industry. We are providing a much lower TCO shelf and following the same cadence.

The amount of software that has been written for X-Gene, bar none, is foremost in the entire ARM camp. Nobody else has our software advantage. Therefore, from a timing perspective, we see roadmap – our customers are talking about how to tier their data centers both with our first generation products and our second generation products at the same time. That’s the way the server market has been cadenced and that’s exactly the way we want to adapt our product strategy to make sure we match the cadence.

Patrick Wang - Evercore Partners - Analyst

Okay, can you also address on when we might be able to see the 28 nanometer part in production ready for customers?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes, I think what we said on the call today was we have test chips back. We are fully now set in terms of achieving the performance expectations that we thought we would and remember, for us, it is an SoC. It is not a chipset, number one. Number two, all of the mixed signal, if you notice today we talked about X-Weave. X-Weave is going be such a critical part of the 100 Gig scale out piece. Both X-Weave and X-Gene will be available to customers in the first half of next year.

Patrick Wang - Evercore Partners - Analyst

Perfect. Thanks so much. Congrats.

Operator

Your next question comes from the line of Vijay Rakesh with Sterne, Agee. You may proceed.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

Good job on the quarter here. I was thinking about the OTN commentary that you gave. You said it is tracking very well. How much was it in the June quarter and how do you see that tracking to the end of the year?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

I think what we said was that we had a 30% quarter-on-quarter growth. While we don’t break out the numbers strictly, I can tell you for a fact that the number of ports were far in excess of 30%. And if you look at the optical platforms that we were going after, they’re not, they are not purely OTN, I want to be very clear. OTN is becoming a standard port protocol for 10, 40 and 100 gig Ethernet type physical layer devices, for any type of distance.

So I’m glad you asked the question because the one thing that we want to emphasize is that while we say OTN we mean packet optical or packet data center. So OTN is now thanks to our innovation, OTN has become a standard for all 10 gig, 40 gig, and 100 gig Ethernet ports in the data center and the service provider edge. That’s the key.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

On the 28 nanometer X-Gene, also I know you mentioned it is in the lab. When do you start sampling it? I know it has a pretty good performance increment over the 40 nanometer, but when do you start sampling that?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

We said both X-Gene 28 and X-Weave 28 we’ll sample the first half of next year.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

Got it. Great. And last, just briefly, I know Intel announced the Rangeley and then you are hearing a lot of your peers talk about ARM servers, so it is obvious they are far behind, but how do you see the competitive environment let’s say in the first half next year?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

When you say competitive environment, are you talking vis-a-vis ARM or vis-a-vis Intel?

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

On the ARM side, there are a lot of other entrants who want to come in, be it AMD or Intel or guys up and down the street from you. Just wondering how that environment looks as you look at first half of next year?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

I want to once again mention, right? We created the category. We spent three years developing two generation of industry-standard x86 class enterprise-quality cores running at 2.4 gig. We also spent three years developing all of the proven I/O, the same OTN and 10 gig and 40 gig and 100 gig Ethernet I/O that is shipping that is helping our base business today as part of X-Gene and now X-Weave. When we build, when somebody talks about ARM servers and they talk about A57. A57 is a tablet core. It has nowhere the performance that we are talking about. Neither does the server-on-chip strategy have the full portfolio of IP that we talk about. So from our perspective, the pure time aspect, the investment and the asset portfolio creates a hugely differentiated barrier to entry and really helps us ascertain our lead relative to customers.

Vijay Rakesh - Sterne, Agee & Leach, Inc. - Analyst

All right, great. Thanks.

Operator

Your next question comes from the line of Rick Schaefer with Oppenheimer and Company. You may proceed.

Jason Rechel - Oppenheimer & Co. - Analyst

Hey, guys, it is Jason Rechel calling in for Rick. Thanks for squeezing me in. Paramesh, you did a good job I thought of breaking out the five different design stages of X-Gene. And I guess I’m just curious if you have a couple customers in the validation phase today, how long are each of those phases? If we’re in the system validation phase today, how long until we start to see an actual build-out and likewise if you’ve got multiple customers in the design phase today, how long does that on go before you start to enter the validation phase?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes. So let me take one step back and walk you through kind of timing and relate it back to what we’ve told you guys and in terms of our path. When we sample something, it’s on our platform. It typically takes three to four months for customers to start to run software on our platform. And the next three to four months after that is basically getting their platforms up and running, right? That’s the second phase. And then this following three to four months, think of it as a third quarter after we sample our platform is when they get their platforms up and running and start to run real mission-critical loads on their platforms. After that, we fully expect them to tweak their platforms and to change whatever configuration they need to on their platforms based on our back and forth with us and it takes roughly about the next quarter after that for them to build out a cluster.

And there’s three tiers of customers. There is hyperscale data center guys, whose build plan is a function of scaling their data centers. For instance, a guy like an Amazon or a Facebook or a Google, would – they have predetermined plans to scale their infrastructure and they’re on their schedule. The other piece of it is the industry standard server OEMs like HP and Dell. As you know, they basically sell to a plethora of Tier 1 and Tier 2 enterprises and cloud hyperscale guys. They are a lot more predictable because they are portfolioed across 20 Tier 2 guys and their volume equals all of the three big cloud guys, right? So the top three are the most heterogeneous.

The next top tier server OEMs are more homogeneous in terms of the way they ramp. And the last are the networking companies like the likes of the Huawei, the Cisco, the ZTEs. They are a lot more enterprise focused, right? So those are the three categories but typically from the sample to first revenues, meaningful revenues, is about a year and we’ve always said that expect revenue in our fiscal – calendar 2014, fiscal 2015.

Jason Rechel - Oppenheimer & Co. - Analyst

Okay. Got it. Thanks. And I guess moving to the Veloce payments, as you exit September I guess there would be potential for $70 million in incremental payouts. Can you just walk through your assumptions in terms of what you expect to pay over what time period of that remaining $70 million? And then second part is, I guess if I back out your core X-Gene spending, looks like R&D spending for the core business is running a little less than $10 million per quarter today. Do you think that that’s a sustainable level of investment or a requisite level of investment to grow that business over the next couple years?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Let me into the second question first. R&D spending for the base business. If you look at our base business, all of our connectivity assets, we spent a lot of – a lot to get our connectivity portfolio reoriented towards the data center. Scaling the connectivity portfolio is going to be cadenced with scaling of X-Gene, which is why we announced X-Weave and X-Gene as two major products going forward; one for 100 gig connectivity and 240 gig connectivity, both within the rack and outside the rack in the data center, and X-Gene at 28. So a lot of the IP is being leveraged between both product families. I want to be very clear about that.

So when you look at a $10 million per quarter kind of R&D spend for the base business, that’s all going towards high-speed connectivity, and today we are looking at things like FinFET for the next generation, right? So, first question. The second question is Veloce and the September quarter. As we’ve said before, I think we’ve been very transparent in terms of how we plan to – how we’ve paid Veloce. The payment is contingent on certain milestones being met, number one. Number two, the payment has two components. Obviously, a milestone component and a retention component, that will be over the next 12 to 18 months going forward.

Jason Rechel - Oppenheimer & Co. - Analyst

Okay, got it. Thanks. And then lastly, I think you did a phenomenal job on margins in June and it seems like some of the 10 gig, 100 gig stuff was perhaps a little bit unexpected so I guess I’m just curious what may be underperformed relative to your expectations in June and do expect that to continue into September?

Shiva Natarajan - Applied Micro Circuits Corporation - VP & Interim CFO

Yes, so the margin mix is clearly, as you can see from the revenue numbers, also skewed more towards connectivity. And so we’ve talked about what sort of drove that, right. And so that is the trend that we are going to continue to see that we are seeing for the September quarter and hopefully for the quarters beyond that. That was the driver for the better margins.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

So the other thing I want to talk about, to follow-on to Shiva is, we mentioned this on the call. There is a little lumpiness in our embedded computing business, which is typical of enterprise cycles. Nothing that we don’t expect. But I think the one thing that we’ve always talked about is that amount of design win pipeline that we have in leading packet optical data center and service provider infrastructure platforms. It was not on accident by any means. I can tell you that for a fact. It was very planned and more importantly, it was deliberate because a lot of the work that we did for the last two and half years is going to pay off in large dividends over the next two years in terms of the key connectivity portfolio that is in the top grossing, top ranking router packet platforms that are both pervading the data center and service provider space.

Jason Rechel - Oppenheimer & Co. - Analyst

Great, thank you, guys.

Operator

Next question comes from the line of Christopher Longiaru with Sidoti Company. Please proceed.

Christopher Longiaru - Sidoti & Company - Analyst

I will add my congratulations on the execution.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Thank you.

Shiva Natarajan - Applied Micro Circuits Corporation - VP & Interim CFO

Thanks.

Christopher Longiaru - Sidoti & Company - Analyst

So I guess my first question comes about with X-Weave and how that plays into your retention strategy, what does it mean going forward from an opportunity perspective? I think you said it is a $1 billion addressable market and what’s the timing on infiltration of that and what do you think the cost is from an R&D perspective going forward?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Okay, good question. First of all, we’ve always said that we wanted to take our company and expand our SAM and TAM by almost 10x. That’s why we started X-Gene three years ago to create a new category and really break new ground for a new market. And the other – the big part of X-Gene is X-Weave. Why is X-Weave $1 billion? Because if you look at the amount of data center connectivity that goes out, whether it’s between data centers in the form of large optical links, within data centers in terms of clustering servers, or within racks in terms of clustering blades. X-Weave applies to all those three markets, right? Number one.

Number two, X-Weave R&D has already been factored into all of our OpEx. So there is no extra R&D for X-Weave. X-Weave was conceived and contemplated as part of our entire R&D spending and is completely included in our OpEx. Okay. So one of the things I want to say is that with X-Weave, we now have the entire portfolio from the time a fiber gets into a rack to the final fiber leaves the rack to supply all of the components to connect servers, to connect racks and to connect data centers together. And it represents the most complete offering of connectivity, analog, DSP, and processing in any type of data center installation.

Christopher Longiaru - Sidoti & Company - Analyst

Thank you for that. I also wanted to ask. You guys said that you have 75% of your backlog booked in for the guide that you gave.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes.

Shiva Natarajan - Applied Micro Circuits Corporation - VP & Interim CFO

Yes.

Christopher Longiaru - Sidoti & Company - Analyst

Can you just refresh my memory? How much was booked in when you gave the guidance for this quarter at last quarter’s quarterly conference call?

Shiva Natarajan - Applied Micro Circuits Corporation - VP & Interim CFO

I think it was close to 77% if I remember the numbers right.

Christopher Longiaru - Sidoti & Company - Analyst

Okay. That’s all I needed. All right, thank you very much guys. I will jump out.

Operator

Your next question comes from the line of Hans Mosesmann with Raymond James. You may proceed.

Hans Mosesmann - Raymond James & Associates - Analyst

Thanks. Paramesh, now that you have a little more understanding of what the market dynamics are, can you remind us the opportunity for X-Gene in terms of the size of the market and how it relates to the size of the market that the other ARM players are going to have over the next several years given that their approach seems to be to take a Cortex-A57 class product and which is probably more low-end. That would be very helpful. Thanks.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes. So really good question. So let me just talk about market first. Today’s cloud server market is roughly a third of the entire server market. It is the fastest growing segment of the server market. That market today is exclusively serviced currently by x86 Xeon class family of processors and chipsets. Therefore, from our perspective, if you don’t have a custom 2.4 gig core with fabric with the requisite type of between 40 and 80 gigabit – gigabytes per second of memory bandwidth, plus all of the integrated 10 and 40 gig and 100 gig I/O, you don’t – there is no way you can play in that market.

This is a very, very key technical, I’ll call it, step or hurdle that you need to cross, number one. Number two. All of the other ARM players from best we can tell, using a mobile tablet core may build an appliance to service a small niche in that market, but cannot effectively service the entire market. Did I answer the question?

Hans Mosesmann - Raymond James & Associates - Analyst

Yes, and so what size would of the market – so you’re going to be addressing all of that market, one third of the server market and what part of the market will the others be addressing? Would it be half of that one-third or fraction?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

I would say it would be a fraction and the reason – the reason I say that is if you were to take the cloud today and boil it down to there is basically the largest number of servers in the cloud is doing web scale stuff. The second largest server pool in the cloud is doing things like Hadoop and large storage. And the third is basically doing memcache type workloads, right? Those three workloads. Well, you may get a tiny sliver of one-third of one of those markets, like you may be building a purpose-built appliance for some small storage type category.

But once again, let me tell you that industry standard cloud servers today run a 64-bit enterprise-class open source stack. If you don’t have enterprise features, there is no way you can service that market because nobody is going to change their code base for an appliance.

Hans Mosesmann - Raymond James & Associates - Analyst

I see. That’s very helpful. Thank you.

Operator

Your next question comes from the line of Chris Rolland with FBR. You may proceed.

Chris Rolland - FBR Capital Markets - Analyst

Hi guys, good quarter. So you guys talked about hyperscale customers versus call it micro server system OEMs. So what do you think the breakup is right now in terms of trial boards or trial engagements in each of those segments? Just on a percentage basis, call it.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Are you saying from our perspective? From what we are looking at right now? Correct?

Chris Rolland - FBR Capital Markets - Analyst

Exactly. Are you shipping 30% to hyperscale guys and 70% to micro server OEMs? What’s that breakdown look like?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

It’s actually pretty equal. It’s almost 50-50, right. So, in other words, I think both segments of the market, and I will add the third segment which is networking, and core networking type segment, is the other market that we are trial-ing things into right now. But it’s equally spread across both those segments, Chris.

Chris Rolland - FBR Capital Markets - Analyst

Sure, maybe you could talk a little bit more about that networking segment and that opportunity there?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Yes. So one of the things that we’ve talked about for a long time is the ability to have micro servers in things like service provider equipment like a micro server blade. That model exists today. So obviously when you have a service provider box and you have a micro server blade in this service provider box, the biggest thing is service provider box is density per unit power. So given our low TCO footprint and open source software compatibility, those service provider boxes that contain micro server blades are extremely interested and have a lot of traction with us in trying to move their current industry standard server blade offering to an X-Gene type product.

Chris Rolland - FBR Capital Markets - Analyst

Okay. And then between 40 nanometer and soon-to-be 28 nanometer, do you think there are a significant number of guys waiting on the sidelines before they start the designs like waiting for 28 nanometer or is there really no benefit to waiting? How do you guys sort of view the ramp in terms of design or trials from 40 to 28? Thanks.

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Really good question. The 40 nanometer piece is so critical because it’s the cornerstone of the first real, I’ll call it, industry-standard compatible chipset for an ARM-based server with all the TCO benefits. So the one thing that we consciously tried to do is, again, follow the same server cadence, volume generation/value generation versus technology generation. So if you look at the cloud today, the volume – if you were to take the three tiers, which is the web scale tier, the storage tier or large distributed file system tier, and then the memcache tier. It’s like a pyramid with memcache being at the top. Those smaller number of servers requiring the most high performance. Right.

So if you look at it, where do people want to slop things in? Well, they are going to follow exactly what they’ve done before. They take this generation, put it where the volume is and as the volume starts to move up – servers get basically re-tiered based on generation. That’s what happens today. They are going to do nothing different, which is re-tier their server allocation for the next generation. The one thing that the 28 nanometer allows you to do is scale out to 100-gig-type fabrics with X-Weave as being a key part of it.

So the ability for you to combine both those to have for instance a cluster-based aggregation server would be the key. So nobody’s going to wait for 28 to get the TCO benefit that they can get now. However, if you want to scale out and scale out to a next generation set of applications that is higher in the tier, you would use 28. But I’ve got to tell you, that one of the big things that we have learned over the last two years is no customer wants to commit millions of dollars of NRE unless they see a two generation tangible roadmap.

Chris Rolland - FBR Capital Markets - Analyst

So how do you guys view those 28 nanometer potential customers? Is it a big step up from what people are doing at 40 nano in terms of number of trials?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Actually, it will be a much easier, smoother design cycle because the software is seamlessly portable. All of the learning, all of the ecosystem seeding, when you move from X-Gene to X-Gene, it is going to be probably as opposed to a year and a half to go and seed the ecosystem, it is going to be months for transitioning code from one generation of X-Gene to another generation of X-Gene. From our perspective, the customers in their mind it is a clean, easy roadmap move for them to re-tier their servers based on our roadmap.

Chris Rolland - FBR Capital Markets - Analyst

Okay, all right, great. Thanks, guys.

Operator

(Operator Instructions)

Your next question comes from the line of Krishna Shankar with AppliedMicro APM. You may proceed.

Krishna Shankar - ROTH Capital Partners - Analyst

Yes, congratulations on the good results and progress folks. With the X-Weave product line that you announced, would that be enter, as you start to sell X-Gene in high-volume, would you need to bundle the two together, in other words, X-Gene and X-Weave would go together for next generation data centers or could you have standalone sales of the X-Gene with third-party networking components?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

Short answer is you could have essentially the latter which is you could have standalone X-Gene without X-Weave. But when we look at racks and when you build a rack upon rack upon rack upon blade servers, we want to make sure that people have both components from us. The whole intention was to be able to provide a full portfolio. So having said that, X-Weave and X-Gene will work seamlessly together. Things like latency for large clusters, things like quality of service, for reprioritizing traffic between clusters, are all contemplated between the portfolio of products. So while you can do it with some other vendors’ product, you would get a great deal of performance and power reduction when you bundle the two together.

Krishna Shankar - ROTH Capital Partners - Analyst

Okay. And then with the X-Gene and the 28 nanometer product line, have you given us any details of how it will be different or enhanced relative to the current 40 nanometer version? What types of new features will be on it?

Paramesh Gopi - Applied Micro Circuits Corporation - President & CEO

We have not publicly disclosed those. The only thing that we publicly disclosed is that it will have support to scale out to 100 gigabit per second backbones and scale out Ethernet networks.

Krishna Shankar - ROTH Capital Partners - Analyst

Great. Thank you.

Operator

There are no further questions in the queue at this time. I would now like to turn the call back over to Mr. Mike Major for closing remarks.

Mike Major - Applied Micro Circuits Corporation - VP Corporate Marketing

Thank you all for your participation today. There will be an audio replay of this call available on the Investor Relations section of our website. You can also access the audio replay of this conference call by dialing 888-286-8010 and entering the reservation number 193 11239. We will also file a copy of the transcript of this call and an 8-K with the SEC in the next few days. Please feel free to call me if you have any additional questions. Again, thank you all for your participation on the call today and have a nice evening.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you for your participation. You may now disconnect. Have a great day.